                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                         REGENCY HEALTH SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                         REGENCY HEALTH SERVICES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

                                  MAY 8, 1997

Dear Stockholder:

     On behalf of the Board of Directors, you are cordially invited to attend the Annual Meeting of Stockholders of Regency Health Services, Inc. to be held on Thursday, May 8, 1997 at 9:00 a.m., local time, at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California. At the meeting, you are being asked to:

        1. Elect two Directors for a three-year term, or until their successors are elected and qualified;

        2. Transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 21, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting. Only holders of common stock at the close of business on the record date will be entitled to vote at the Annual Meeting.

     Please sign, date, and return your proxy in the enclosed envelope so that your shares may be voted at the meeting. If the shares are held in more than one name, all holders of record must sign. If you plan to attend the Annual Meeting, please notify me so that identification can be prepared for you. Thank you for your interest and consideration.

                                          By Order of the Board of Directors,

                                          /s/ DAVID A. GRANT
                                          ------------------------------------
                                          David A. Grant, Secretary

Tustin, California
April 7, 1997

STOCKHOLDERS OR OMNIBUS PROXIES ARE URGED TO SIGN, DATE, AND PROMPTLY MAIL THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                         REGENCY HEALTH SERVICES, INC.

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation, on behalf of the Board of Directors of Regency Health Services, Inc. a Delaware corporation ("Regency" or the "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company ("Annual Meeting"), to be held at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California, on Thursday, May 8, 1997 at 9:00 a.m., and at any and all adjournments thereof. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on or about April 7, 1997. The mailing address of the principal executive offices of the Company is 2742 Dow Avenue, Tustin, California 92780.

     Only stockholders of record at the close of business on March 21, 1997 will be entitled to vote at the meeting. At the close of business on March 21, 1997 there were outstanding 15,794,594 shares of the Company's common stock. Each share of common stock is entitled to one vote. There is no provision in the Company's Certificate of Incorporation for cumulative voting.

     Abstentions and broker non-votes are each included in the determination of a quorum. An affirmative vote of a majority of the votes cast at the meeting is required for the election of each Director. Abstentions are counted in all tabulations of the votes cast. Therefore, abstentions have the same effect as a vote "against." Broker non-votes are not counted for vote tabulation purposes.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Proposal 1 -- Election of Directors...................................................    2
Continuing Directors..................................................................    3
Certain Relationships.................................................................    4
Executive Compensation................................................................    5
Report of the Human Resources Committee...............................................    8
Security Ownership of Certain Beneficial Owners and Management........................   11
Management............................................................................   13
Other Business........................................................................   14
General Information...................................................................   14

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide that the number of Directors of the Company shall be seven (7). The Company's Certificate of Incorporation and Bylaws provide for a Board of Directors that is divided into three classes. Each year the stockholders elect the members of a class for a term of three years. Currently, the terms of office for members of Class III, Class I and Class II of the Board of Directors will expire, respectively, on the dates of the Annual Meetings in 1997, 1998, and 1999. The Certificate of Incorporation and the Bylaws of the Company provide that each class be as nearly equal in number as the then-authorized number of Directors constituting the Board. In order to meet this requirement, the Board, re-classified Mr. Matros from Class II to Class
III. The members of Class III whose term expires at the 1997 Annual Meeting are John W. Adams and Richard K. Matros. Two members of the Board of Directors will be elected at the 1997 Annual Meeting. The Board of Directors has nominated John
W. Adams and Richard K. Matros. Persons elected Directors at the 1997 Annual Meeting will hold office until their terms expire on the date of the 2000 Annual Meeting or until the election and qualification of their successors.

     Shares represented by proxies solicited hereby will be voted for the election of the Board's nominees unless authority to so vote is withheld. The nominees have consented to being named herein and to serve if elected. If they should become unavailable for election prior to the Annual Meeting, the proxies intend to vote for a substitute nominee, if designated by the Board of Directors.

     The following, which has been provided by the nominees and Directors, sets forth for the nominees and for each Director whose term continues, his principal occupation or employment during at least the past five years, and the period during which he has served as a Director of the Company.

1997 NOMINEES

     JOHN W. ADAMS, age 53, has been Chairman of the Board of Directors since September 8, 1994. He was Chief Executive Officer of the Company from September 8, 1994 to June 8, 1995, and has been a Director of the Company since April 1994. He has been President of Smith Management Company, a New York-based investment firm, since January 1984. Mr. Adams also currently serves as Chairman of the Board of Servico, Inc. and Chairman of the Board of Hawaiian Airlines, Inc., and is a member of the Board of Directors of Harvard Industries, Inc. and several privately held companies. Mr. Adams is a Member of Class III of the Board of Directors and a member of the Executive Committee.

     RICHARD K. MATROS, age 43, has been Chief Executive Officer since June 8, 1995 and President and a Director of the Company since April 1994. He was Chief Operating Officer from April 1994 until June 8, 1995. He was a Director of Care Enterprises, Inc. ("Care"), a wholly owned subsidiary of the Company, from November 1991 until April 1994; President and Chief Operating Officer of Care from September 1991 until April 1994; and Chief Executive Officer of Care from January 1994 to April 1994. Mr. Matros was Executive Vice President, Operations of Care from March 1988 to September 1991. He has over 20 years of experience in the long-term care industry and is active in the California Association of Health Facilities, serving as President and serves on the Multi-Facility Committee of the American Health Care Association. Mr. Matros also currently serves as a member of the Board of Directors of Hawaiian Airlines, Inc. Mr. Matros is a member of Class II of the Board of Directors and a member of the Executive Committee.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES.

                              CONTINUING DIRECTORS

     TONY ASTORGA, age 51, has been a member of the Board of Directors of the Company since February 1992. Since January 1988, Mr. Astorga has served as Senior Vice President, Chief Financial Officer, and Treasurer of Blue Cross & Blue Shield of Arizona, Inc. He is a member of Class I of the Board of Directors of the Company and a member of the Audit Committee. His term expires in 1998.

     GREGORY STEPHEN ANDERSON, age 40, has served as a Director of the Company since December 1986. Mr. Anderson is President of Anderson & Wells Investment Companies, Managing Director of El Dorado Investment Company, a General Partner of Sundance Venture Partners L.P. and Vice President of Sundance Capital Corporation. Mr. Anderson also currently serves as a member of the Board of Directors for Mega Warehouse Foods, Gateway Data Sciences Corp. and several privately held companies. Mr. Anderson is a member of Class II of the Board of Directors and a member of the Executive and the Human Resources Committees. His term expires in 1999.

     ROBERT G. COO, age 55, has been a Director of the Company since April 1994. Since March 1995, Mr. Coo has been an independent financial consultant. Mr. Coo was Vice President, Chief Financial Officer and Secretary of Pengo Industries, Inc., from June 1991 to March 1995. From 1987 to 1990, Mr. Coo was Vice President, Finance and Secretary of Renewable Resource Systems, Inc. Mr. Coo also currently serves as a member of the Board of Directors of First National Bank and Hawaiian Airlines, Inc. (Mr. Coo is the brother-in-law of John W. Adams, Chairman of the Company). Mr. Coo is a member of Class I of the Board of Directors of the Company and a Member of the Audit Committee. His term expires in 1998.

     JOHN F. NICKOLL, age 62, has been a Director of the Company since April 1984. He has been Chairman since 1995 and Chief Executive Officer and President of The Foothill Group, Inc. since 1985 and 1976, respectively. He was Vice Chairman of The Foothill Group, Inc. from 1970 until 1995. Mr. Nickoll is Chairman, Chief Executive Officer and President of Foothill Capital Corporation, a subsidiary of the Foothill Group. Mr. Nickoll is Managing General Partner of Foothill Partners, Foothill Partners II and Foothill Partners III. Mr. Nickoll currently serves as a member of the Board of Directors of CIM Investment Trust. Mr. Nickoll is a member of the Class II of the Board of Directors and is a member of the Audit Committee. His term expires in 1999.

     ARTHUR J. PASMAS, age 62, has been a Director of the Company since April 1994. Since 1987, Mr. Pasmas has served as a Vice President of Smith Management Company. Prior thereto, he was founder in 1968, President and Chief Executive Officer of Resources Investment Corporation and its parent, Energy Management Corporation (acquired by Smith Management Company in 1987). He presently serves as Chairman of the Board of GOEX International, Inc., and is a Director of Inland Resources, Inc. Mr. Pasmas is a member of Class I of the Board of Directors of the Company and a member of the Human Resources Committee. His term expires in 1998.

COMPENSATION OF DIRECTORS

     Each non-employee Director of the Company receives $10,000 per year for serving on the Company's Board of Directors, $1,250 for each Board meeting attended, $500 for each telephonic meeting, and $1,000 for each Audit and Human Resources Committee meeting attended that occurs on dates other than on the dates of the Board meetings. Messrs. Adams and Anderson receive $3,000 monthly for serving on the Executive Committee. Mr. Adams receives $12,500 monthly for serving as Chairman of the Board. In addition, pursuant to the Regency Health Services, Inc. Director Stock Plan, each non-employee Director of the Company receives 2,000 restricted shares of Company common stock and options to purchase an additional 6,000 shares of Company common stock on July 1 of each year. The period of restriction for each award of shares of restricted stock expires on the last to occur of: the end of the six month period following the grant date; the participant's direct or indirect pecuniary ownership of shares not subject to restrictions for at least 12 months, provided that the restriction shall lapse with respect to one restricted share granted for every two shares of unrestricted shares; and the participant's attendance at 75% of the scheduled Board meetings during the 12 month period immediately preceding the grant date. All shares that remain restricted when the Director's service on the Company's Board terminates will be forfeited. The stock options are granted at fair market value on the date of grant and the participants are entitled to exercise such options beginning six months and one day after grant and ending ten years after grant.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors held ten meetings during fiscal 1996. All members of the Board of Directors participated in more than 75% of the meetings of the Board of Directors. The Board of Directors currently has three committees: an Audit Committee, an Executive Committee, and a Human Resources Committee. The Audit Committee makes recommendations to the Board of Directors as to the engagement or discharge of the independent public accountants; reviews the results of the auditing engagement with the independent public accountants; reviews the scope and results of the Company's internal auditing procedures; reviews the adequacy of the Company's system of internal accounting controls; and directs and supervises investigations into matters within the scope of its duties. The Audit Committee held three meetings during fiscal 1996. Presently, this Committee is composed of Mr. Astorga, Mr. Coo, and Mr. Nickoll. The Executive Committee performs the functions delegated to it by the Board of Directors acting as a whole. The Executive Committee held two meetings during fiscal 1996. Presently, this Committee is composed of Mr. Adams, Mr. Anderson, and Mr. Matros. The Human Resources Committee approves the compensation, including bonuses, for the Company's executive officers. The Human Resources Committee held three meetings during fiscal 1996. Presently, this Committee is composed of Mr. Anderson and Mr. Pasmas.

                             CERTAIN RELATIONSHIPS

     In June 1990, Regency entered into a 10-year lease with four five-year option periods for its Glendora facility, which is owned by Glendora Hospital Partners, a California general partnership. Andersen and Wells Co. and Gregory
S. Anderson Company, both corporations controlled by Gregory S. Anderson, are partners in Glendora Hospital Partners. The lease provides for equal monthly payments for three years, after which the monthly payment is adjusted annually based upon certain increases in the Consumer Price Index. Lease expense paid by Regency for the year ended December 31, 1996 for the Glendora facility was approximately $445,875.

                             EXECUTIVE COMPENSATION

     The Summary Compensation Table below sets forth information concerning compensation earned in the fiscal years ended December 31, 1996, 1995, and 1994 by Richard K. Matros, the Company's Chief Executive Officer, and by the four other most highly compensated persons who were serving as executive officers of the Company on December 31, 1996 and whose compensation for the year ended December 31, 1996 was in excess of $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                                         ---------------------------------------
                                                                                          AWARDS
                                       ANNUAL COMPENSATION                              -----------    PAYOUTS
    NAME AND                ------------------------------------------    RESTRICTED    SECURITIES    ----------      ALL OTHER
    PRINCIPAL                                             OTHER ANNUAL      STOCK       UNDERLYING       LTIP        COMPENSATION
    POSITION       YEAR     SALARY($)      BONUS($)       COMPENSATION   AWARD(S)($)    OPTIONS(#)    PAYOUTS($)         ($)
-----------------  -----    --------       --------       ------------   ------------   -----------   ----------     ------------
Richard K. Matros   1996    $375,000(1)    $375,000            --             --          300,000             --             --
  President,        1995     320,000(1)     163,824            --             --               --     $1,296,266(2)          --
  Chief             1994     300,000(1)     200,000(3)         --             --          250,000             --             --
  Executive
  Officer

Bruce D.            1996     250,000(1)     250,000            --             --          250,000             --             --
  Broussard         1995          --        125,000(4)         --             --               --             --       $ 65,554(5)
  Executive Vice    1994          --             --            --             --               --             --             --
  President,
  Chief Financial
  Officer

Anthony B. Way      1996     189,987(6)          --            --             --               --             --
  Executive Vice    1995     200,000(1)     101,600            --             --               --             --         70,732(7)
  President,        1994          --        100,000(4)         --             --           70,000             --             --
  Operations

Stephen W.          1996     190,000(1)      79,000            --             --               --             --             --
  Carlton           1995     140,000(1)     107,000(8)         --             --           25,000             --             --
  Senior Vice       1994          --             --            --             --               --             --             --
  President,
  Home Health and
  Pharmacy
  Services

Clare Hendrick      1996     165,000(1)      55,000            --             --           25,000             --         43,846(5)
  Senior Vice       1995          --             --            --             --               --             --             --
  President,        1994          --             --            --             --               --             --             --
  Professional
  Services

David A. Grant      1996     160,300(1)      80,000            --             --               --             --             --
  Senior Vice       1995      79,537(1)     119,500(9)         --             --           40,000             --         62,309(5)
  President,        1994          --             --            --             --               --             --             --
  Corporate
  Planning and
  Development,
  General
  Counsel and
  Secretary

---------------

(1) Payment made pursuant to employment agreement.

(2) Represents cash and the value of stock issued as a result of the settlement of SARs issued in 1991.

(3) Includes a $50,000 payment made in recognition of efforts in connection with the merger of Care and the Company (the "Merger") and in consideration of other factors.

(4) Represents a signing bonus pursuant to employment agreement.

(5) Represents relocation costs paid by the Company.

(6) Mr. Way's employment terminated October 16, 1996. His annual rate of compensation during 1996 was $220,000. In connection with the termination of his employment, the Company paid $165,000 to Mr. Way, which amount is not included in the reported figure.

(7) Includes relocation costs of $66,788 paid by the Company on behalf of Mr.
    Way.

(8) Includes a signing bonus of $50,000 pursuant to employment agreement.

(9) Includes a signing bonus of $75,000 pursuant to employment agreement.

OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1996

     The following table provides information on option grants to the Named Executive Officers in the year ended December 31, 1996.

                                        INDIVIDUAL GRANTS
                             ----------------------------------------
                             NUMBER OF      % OF TOTAL
                             SECURITIES      OPTIONS
                             UNDERLYING     GRANTED TO      EXERCISE                          GRANT DATE
                              OPTIONS      EMPLOYEES IN       PRICE         EXPIRATION          PRESENT
           NAME              GRANTED(#)    FISCAL YEAR      ($/SHARE)          DATE           VALUE($)(1)
---------------------------  ---------     ------------     ---------    ----------------    -------------
Bruce D. Broussard.........   250,000          27.4(2)       $ 10.00     January 2, 2006     $1,411,325.00
Clare Hendrick.............    25,000           2.7(2)       $ 12.50     March 6, 2006       $  157,357.50
Richard K. Matros..........   300,000          32.9(2)       $ 10.00     January 2, 2006     $1,713,920.00

---------------
(1) As suggested by the Commission's rules on executive compensation disclosure, the Company has used the Black-Scholes model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The present value calculation is based on a weighted average expected life of 7.65 years and assumes an interest rate of 5.9%, no dividend yield and volatility of 41.0%.

(2) Options issued pursuant to the Company's Long-Term Incentive Plan and the percentage represents the individual's options granted in relation to all options granted pursuant to such plan. The options granted to Messrs. Matros and Broussard are subject to accelerated vesting based on achieving certain economic value added ("EVA") goals in accordance with formulas contained in the stock option agreements.

             AGGREGATED OPTION IN YEAR ENDED DECEMBER 31, 1996 AND
                             YEAR-END OPTION VALUES

     The following table sets forth certain information regarding (i) the exercise of stock options (which are also included in the Summary Compensation Table) by the Named Executive Officers in the year ended December 31, 1996, and
(ii) the value of stock options held by the Named Executive Officers as of December 31, 1996, which equals the positive difference between the exercise price of such options and the year-end price of the Company's common stock.

                                                                                           VALUE OF UNEXERCISED
                                 SHARES                      NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                               ACQUIRED ON      VALUE       OPTIONS AT 12/31/96(#)            12/31/96($)(1)
                                EXERCISE       REALIZED   ---------------------------   ---------------------------
            NAME                   (#)           ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------  -----------     --------   -----------   -------------   -----------   -------------
Bruce D. Broussard...........       --            --             --        250,000              --            --
Stephen W. Carlton...........       --            --          6,250         18,750              --            --
David A. Grant...............       --            --         10,000         30,000              --            --
Clare Hendrick...............       --            --             --         25,000              --            --
Richard K. Matros............       --            --        173,812        429,438       $ 290,911       $24,745

---------------
(1) The average of the high and low prices of Company common stock on the NYSE on December 31, 1996 was $9.625.

EMPLOYMENT AGREEMENTS

     Pursuant to his current employment agreement, Mr. Matros, is the President and Chief Executive Officer. His employment agreement became effective on April 4, 1994, the effective time of the Merger. Effective January 1, 1996, the annual base salary was increased to an amount not less than $375,000, which amount will be reviewed at least annually by the Company and may be increased as determined by the Board of Directors of the Company.

     The Company has employment agreements with Stephen W. Carlton, Senior Vice President, Home Health and Pharmacy Services and Sherri L. Medina, Senior Vice President, Rehabilitation Services. During the term of their employments, Mr. Carlton and Ms. Medina will receive an annual base salary of not less than

$140,000 and $132,000, respectively, which amounts will be reviewed at least annually by the Company and may be increased as determined by the Board of Directors of the Company.

     The Company has employment agreements with Bruce D. Broussard, Executive Vice President and Chief Financial Officer and David A. Grant, Senior Vice President, Corporate Planning and Development and General Counsel. During the term of their employments, Messrs. Broussard and Grant will receive an annual base salary of not less than $250,000 and $150,000, respectively, which amounts will be reviewed at least annually by the Company and may be increased as determined by the Board of Directors of the Company.

     Additionally, the Company has employment agreements with Clare L. Hendrick, Senior Vice President, Professional Services and Steven C. Ronilo, Senior Vice President, Human Resources and Education. During the term of their employments, Ms. Hendrick and Mr. Ronilo will receive an annual base salary of not less than $165,000 and $145,000, respectively, which amounts will be reviewed at least annually by the Company and may be increased as determined by the Board of Directors of the Company.

     If the employment of any of the aforementioned executives is terminated by the Company other than for Cause or by the executive for Good Reason (each as defined in the employment agreements), such executive will receive in a lump sum, an amount equal to the sum of (i) all base salary that such executive would have been paid had the executive continued to be employed for the term of his or her contract following the termination date plus certain bonus payments or a payment in accordance with the Company's severance policies and (ii) under certain circumstances, immediate vesting of benefits previously granted to such executive under stock option and other benefit plans or agreements.

     Effective October 16, 1996, Mr. Way ceased employment with the Company. Pursuant to an agreement entered in connection with the cessation of his employment with the Company, Mr. Way was paid an aggregate of $165,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee (also known as the "Human Resources Committee") of the Company's Board of Directors is presently composed of Gregory S. Anderson and Arthur J. Pasmas, who are not employees of the Company. Mr. Anderson has certain business relationships with the Company described above. See "CERTAIN RELATIONSHIPS." Mr. Pasmas is a Vice President of Smith Management Company, of which Mr. Adams, the Chairman of the Board and former Chief Executive Officer of the Company, is President and Director. Smith Management Company, together with its affiliates, is the largest stockholder of the Company. Mr. Pasmas' compensation is determined by the Board of Directors of Smith Management Company. Richard K. Matros is a member of the Compensation Committee of Hawaiian Airlines, Inc. Mr. Adams, Chairman of the Board and former Chief Executive Officer of the Company is Chairman of the Board of Hawaiian Airlines, Inc.

                    REPORT OF THE HUMAN RESOURCES COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

     The Human Resources Committee has responsibility for Regency's executive compensation policies and practices. The committee approves all elements of compensation for corporate officers and administers the Regency Long-Term Incentive Plan, under which stock and other awards are made to officers, other executives, and selected key employees. The committee regularly reports on its activities to the Board of Directors. The committee is comprised of two outside Directors who are not officers or employees of Regency or its subsidiaries and who are not eligible to participate in any of the plans or programs that the committee administers.

COMPENSATION PHILOSOPHY

     Regency's executive compensation programs are based on the belief that the interests of the executive should be directly aligned with those of the stockholders. The programs are strongly oriented towards a pay-at-risk philosophy that ties compensation to both the annual and long-term financial performance of the Company, as well as to long-term stockholder return. The committee has established the following principles to guide development of the Company's compensation programs and to provide a framework for compensation decisions:

        - provide a total compensation package that will attract the best talent to Regency, motivate individuals to perform at their highest levels, reward outstanding performance, and retain executives whose skills are critical for building long-term stockholder value;

        - establish annual incentives for senior management that are directly tied to the overall financial performance of the Company; and

        - implement long-term incentives to focus executives on managing from the perspective of an owner with an equity stake in the business, and align executive compensation with benefits realized by the Company's stockholders.

COMPENSATION PROGRAMS AND PRACTICES

     The committee determines salary ranges and incentive award opportunities for executive officers. Many of these officers are parties to multi-year employment agreements pursuant to which base compensation levels are fixed in amount. The committee has the discretion to increase such rate of compensation, but not to reduce the compensation paid.

SALARY AND ANNUAL INCENTIVE

     Salaries are established by the committee for those executives who are not parties to employment agreements based on an executive's scope of responsibilities, level of experience, individual performance and contribution to the business. Executive officers receive an annual incentive bonus based on individual performance and effort, as well as on evaluation of the Company's overall performance. During 1996, the Committee received recommendations from Mr. Matros, Chief Executive Officer and President of the Company. Incentive bonuses paid in 1996 to certain key executives were based primarily on an evaluation of their individual effort and performance in achieving targeted operating goals and strategic objectives.

STOCK OPTIONS

     The Committee believes that the interests of executives must be closely aligned with those of the stockholders. Long-term incentives in the form of stock options provide a vehicle to reward executives only if there is an increase in stockholder value. Stock options are granted to officers, other executives, and selected employees whose contributions and skills are important to the long-term success of the Company. Options are granted at fair market value on the date of grant with ten-year terms.

     Several factors were considered in determining the size of stock option grants to the executive officers. The options granted to Messrs. Matros and Broussard vest over a ten year term and are intended to incentivize them to achieve certain EVA goals which are based on the performance of the Company in achieving a return on capital in excess of the Company's cost of capital. No specific weight was given to any factor, nor was the number of options granted determined on any formula basis.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     On June 8, 1995, the Board of Directors of the Company elected Richard K. Matros as the Chief Executive Officer of the Company. The Board approved the payment of an annual salary of not less than $300,000 to Mr. Matros, as provided for in his employment agreement, in his capacity as Chief Executive Officer. Effective January 1, 1996, the annual base salary amount was increased to an amount not less than $375,000. In addition, his employment agreement provides the opportunity for Mr. Matros to receive a bonus equal to 100% of his base salary amount subject to meeting certain defined goals and objectives. Mr. Matros' 1996 bonus was based on the Committee's judgment that certain EVA goals which are based on the performance of the Company in achieving a return on capital in excess of the Company's cost of capital had been met and that the Company's actual EVA for 1996 exceeded the EVA that was forecast.

DISCUSSION OF CORPORATE TAX DEDUCTION ON COMPENSATION IN EXCESS OF $1 MILLION A YEAR

     Internal Revenue Code Section 162(m), enacted in 1993, precludes a public corporation from taking a deduction in 1994 or subsequent years for compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit.

     The committee has been following this matter closely. In December 1993, the Internal Revenue Service issued proposed regulations implementing this legislation. In December 1995 final regulations were issued.

     Based on the final regulations, any compensation derived from the exercise of stock options or stock appreciation rights previously granted under the Regency Long-Term Incentive Plan and prior stock option plans should be exempt from the limit on the corporate tax deduction. Similarly, any compensation deriving from the Long-Term Incentive Plan options granted in 1995 should be excluded from the limit. The Company has taken steps to assure that compensation derived from stock options granted under the Long-Term Incentive Plan in 1996 and in future years will be exempt.

     This report is submitted by the Human Resources Committee:

                                Gregory S. Anderson
                                Arthur J. Pasmas

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the following Performance Graph shall not be incorporated by reference into any such filings.

                               PERFORMANCE GRAPH

     The following graph shows an indexed comparison of the cumulative total return on the Company's common stock, the Standard & Poor's 500 Index, and a self-constructed peer group index for a 54-month period commencing on May 31, 1992 for investments in the indexes and June 26, 1992 for investments in the Company's common stock. The graph assumes that $100 was invested on June 26, 1992 in the Company's common stock and on May 31, 1992 in each index, and that all dividends were reinvested.

                COMPARISON OF 54 MONTH CUMULATIVE TOTAL RETURN*
             AMONG REGENCY HEALTH SERVICES, INC., THE S&P 500 INDEX
                      AND THE S&P TECHNOLOGY SECTOR INDEX


        MEASUREMENT PERIOD            REGENCY HEALTH                        S & P TECHNOLOGY
      (FISCAL YEAR COVERED)           SERVICES, INC.        S & P 500            SECTOR
      ---------------------           --------------        ---------       ----------------
6/26/92                                    100                 100                 100
JUN-92                                     100                  99                  98
SEP-92                                     108                 102                  96
DEC-92                                     148                 107                 101
MAR-93                                     154                 111                 110
JUN-93                                     163                 112                 114
SEP-93                                     181                 115                 116
DEC-93                                     215                 117                 124
MAR-94                                     238                 113                 129
JUN-94                                     227                 114                 123
SEP-94                                     171                 119                 135
DEC-94                                     171                 119                 145
MAR-95                                     204                 131                 164
JUN-95                                     162                 143                 203
SEP-95                                     168                 154                 213
DEC-95                                     156                 164                 209
MAR-96                                     173                 173                 221
JUN-96                                     175                 180                 239
SEP-96                                     171                 186                 262
DEC-96                                     148                 201                 296

* $100 INVESTED ON 6/26/92 IN STOCK OR ON
  5/31/92 IN INDEX -- INCLUDING REINVESTMENT OF
  DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of the Company's common stock, as of the close of business on March 21, 1997 (unless otherwise noted), by (i) any person who is known by the Company to be the beneficial owner of more than 5% of the common stock (ii) Directors individually, and (iii) Directors and executive officers of the Company as a group. The information presented is based upon filings with the Commission and information furnished to the Company by such beneficial owners. Except as otherwise indicated, the address of each person is in care of the Company, 2742 Dow Avenue, Tustin, California 92780.

                                                                    REGENCY COMMON STOCK
                                                               -------------------------------
                                                                  AMOUNT AND
                                                                   NATURE OF
                       NAME AND ADDRESS OF                        BENEFICIAL        PERCENT OF
                        BENEFICIAL OWNER                         OWNERSHIP(1)         CLASS
    ---------------------------------------------------------  -----------------    ----------
    The Smith Group(2).......................................   4,088,084 shares       25.9%
      885 Third Avenue
      New York, New York 10022
    The Foothill Group(3)....................................   1,012,819 shares        6.4
      11111 Santa Monica Boulevard, Suite 1508
      Santa Monica, California 90025
    Tweedy, Browne Company, L.P.(4)..........................   1,001,237 shares        6.3
      52 Vanderbilt Avenue
      New York, New York 10017

    DIRECTORS:
    John W. Adams(5).........................................      89,564 shares          *
    Gregory S. Anderson(6)...................................      61,598 shares          *
    Tony M. Astorga(7).......................................      36,000 shares          *
    Robert G. Coo(8).........................................      47,199 shares          *
    Richard K. Matros(9).....................................     293,130 shares        1.9
    John F. Nickoll(10)......................................     480,395 shares        3.0
    Arthur J. Pasmas(11).....................................      29,000 shares          *
    Bruce D. Broussard(12)...................................      25,000 shares          *
    Steve W. Carlton(13).....................................      12,700 shares          *
    Clare L. Hendrick(14)....................................       6,350 shares          *
    David A. Grant(15).......................................      10,300 shares          *
    All executive officers and Directors
      as a group (13 persons)(16)............................   1,116,132 shares        6.9%

---------------

  *  Less than 1%

 (1) The Company's common stock consists of 15,794,594 shares issued and outstanding as of March 21, 1997. The beneficial ownership amounts set forth herein include shares subject to options which are exercisable within 60 days of March 21, 1997.

 (2) Reflects the aggregate number of shares reported for The Smith Group including shares beneficially owned by a group comprised of SOLVation Inc., d/b/a/ Smith Management Company, Randall D. Smith, Energy Management Corporation, The Durian Trust, SEGA Associates, L.P., Pengo Securities, and John W. Adams.

 (3) Reflects the aggregate number of shares reported for The Foothill Group including shares beneficially owned by Condor Investments L.P., a Minnesota limited partnership, Foothill Capital Corporation, a California corporation, Foothill Partners L.P., a Delaware Limited Partnership, Dennis
     R. Ascher, Jeffrey T. Nikora and John F. Nickoll.

 (4) Reflects the aggregate number of shares reported for Tweedy, Browne Company, L.P., TBK Partners, L.P., and Vanderbilt Partners, L.P.

 (5) Mr. Adams is the sole general partner of SEGA Associates, L.P. and accordingly has voting control and beneficial ownership of 45,564 shares of common stock held by SEGA Associates, L.P., as reported in the Schedule 13D, Amendment No. 5 dated March 17, 1997 and filed with the Securities and Exchange Commission. In addition, Mr. Adams is the President and indirectly owns 4.2% of Smith Management Company. Also includes options to purchase 18,000 shares of common stock.

 (6) Includes 17,500 shares of common stock owned of record by El Dorado Investment Company, which shares may be deemed beneficially owned by Mr. Anderson by virtue of his being the Managing Director of El Dorado Investment Company. Also includes options to purchase 18,000 shares of common stock.

 (7) Includes options to purchase 24,000 shares of common stock.

 (8) Includes options to purchase 18,000 shares of common stock.

 (9) Includes options to purchase 267,417 shares of common stock.

(10) Includes options to purchase 18,000 shares of common stock and 457,106 shares of common stock reported as beneficially owned by Mr. Nickoll in the
     Schedule 13D dated April 13, 1995 and filed with the Securities and Exchange Commission. John F. Nickoll is the President, Co-Chief Executive Officer and a Director of The Foothill Group, Inc.

(11) Includes options to purchase 18,000 shares of common stock.

(12) Includes options to purchase 25,000 shares of common stock.

(13) Includes options to purchase 12,500 shares of common stock.

(14) Includes options to purchase 6,250 shares of common stock.

(15) Includes options to purchase 10,000 shares of common stock.

(16) Includes beneficial ownership of common stock as follows: John W. Adams, 71,564 shares; Gregory S. Anderson, 43,598 shares; Tony M. Astorga, 12,000 shares; Stephen W. Carlton, 200 shares; Robert G. Coo, 29,199 shares; Richard K. Matros, 25,713 shares; John F. Nickoll, 462,395 shares; Arthur
     J. Pasmas, 11,000 shares; Steven C. Ronilo, 8,483 Shares; Clare L. Hendrick, 100 shares; and David A. Grant, 300 shares. Also includes stock options held by Directors and executive officers of the Company for the purchase of the following number of shares of common stock: John W. Adams, 18,000 shares; Gregory S. Anderson, 18,000 shares; Tony M. Astorga, 24,000 shares; Robert G. Coo, 18,000 shares; Richard K. Matros, 267,417 shares; John F. Nickoll, 18,000 shares; Arthur J. Pasmas, 18,000 shares; Bruce D. Broussard, 25,000 shares; Stephen W. Carlton, 12,500 shares; David A. Grant, 10,000 shares; Clare L. Hendrick, 6,250 shares; Sherri L. Medina, 6,250 shares; and Steven C. Ronilo, 10,163 shares.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to Executive Officers of the Company:

         NAME                                    POSITION                          AGE
----------------------      ---------------------------------------------------    ----
Richard K. Matros(1)        President, Chief Executive Officer and Director         43
Bruce D. Broussard          Executive Vice President and Chief Financial            34
                            Officer
Stephen W. Carlton          Senior Vice President of Home Health and Pharmacy       44
                            Services
David A. Grant              Senior Vice President of Corporate Planning and         52
                            Development, General Counsel and Secretary
Clare Hendrick              Senior Vice President of Professional Services          50
Sherri L. Medina            Senior Vice President of Rehabilitation Services        36
Steven C. Ronilo            Senior Vice President of Human Resources and            47
                            Education

---------------

(1) Member of the Executive Committee.

     Mr. Matros has been Chief Executive Officer since June 8, 1995 and President and a Director of the Company since April 1994. He was Chief Operating Officer from April 1994 until June 8, 1995. In addition, he was a Director of Care from November 1991 until April 1994, was President and Chief Operating Officer of Care from September 1991 until April 1994, and was Chief Executive Officer of Care from January 1994 to April 1994. Mr. Matros was Executive Vice President, Operations of Care from March 1988 to September 1991.

     Mr. Broussard has been Executive Vice President and Chief Financial Officer since January 1, 1996. Before joining Regency, Mr. Broussard was Chief Financial Officer and Director of Sun Healthcare Group, Inc. from 1993 to October 1995. From 1990 to 1993, Mr. Broussard served as Vice President and Treasurer for Continental Medical Systems, Inc.

     Mr. Carlton has been Senior Vice President of Pharmacy Services for the Company since January 1995, and Senior Vice President of Home Health and Pharmacy Services since September 20, 1996. Before joining Regency, Mr. Carlton served from January 1990 to December 1994 as Vice President of Operations for the Western Region and Western Division of Medisave Pharmacies, a wholly owned subsidiary of the Hillhaven Corporation. He has over 18 years of management experience in all facets of the provision of pharmacy and ancillary services to the healthcare industry.

     Mr. Grant has been Senior Vice President, Corporate Planning and Development, General Counsel and Secretary since June 1995. From May, 1990 until May, 1995 he was Vice President and Senior Corporate Counsel of Walker Methodist Inc., a long-term healthcare provider

     Ms. Hendrick has been Senior Vice President of Professional Services since April, 1996. From September, 1990 until March, 1996, she was Vice President of Nursing of Beverly Enterprises, Inc.

     Ms. Medina has been Senior Vice President of Rehabilitation Services since July 1995. Ms. Medina founded SCRS and Communicology, Inc. of Ohio ("SCRS") in 1988. In July, 1995, the Company acquired SCRS. Ms. Medina served as President of SCRS since its incorporation in 1991 through December 31, 1996.

     Mr. Ronilo has been Senior Vice President of Human Resources and Education since January, 1996. He was Vice President, Human Resources of the Company from April, 1994 to December, 1996. Mr. Ronilo was Vice President, Human Resources of Care from March, 1990 until April, 1994.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Directors and executive officers of the Company and persons who hold more than 10% of a registered class of the Company's equity securities ("Reporting Persons") to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of equity securities of the Company. Reporting Persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 1996, all Section 16(a) filing requirements applicable to the Reporting Persons were complied with.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, management knows of no other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy holders named in the accompanying proxy to take such action as shall be in accordance with their judgment on such matters. The quorum requirement for convening the meeting is a majority of the outstanding common stock.

                              GENERAL INFORMATION

REVOCABILITY OF PROXIES

     Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Secretary of the Company in writing, by submitting a later-dated proxy, or by voting the shares in person at the 1997 Annual Meeting. Holders whose shares are in street name should consult with their brokers concerning procedures for revocation. Subject to such revocation, all shares represented by a properly executed proxy will be voted as directed by the holder on the proxy card. If no choice is specified, proxies will be voted FOR the election of John W. Adams and Richard K. Matros to the Board of Directors.

SOLICITATION COSTS

     The Company will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Company's Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone, and telegram. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 1998 ANNUAL MEETING

     The Company's 1998 Annual Meeting is anticipated to occur in May or June of 1998. The Company requests that all such proposals be addressed to Corporate Secretary, Regency Health Services, Inc., 2742 Dow Avenue, Tustin, California 92780, and mailed by certified mail, return receipt requested. The Company's Bylaws require that notice of stockholder nominations for Directors and related information be received by the Secretary of the Company at least thirty (30) days prior to the date of the 1998 Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ DAVID A. GRANT
                                          ----------------------------------
                                          David A. Grant, Secretary

Tustin, California
April 7, 1997

THE COMPANY WILL MAIL UNDER SEPARATE COVER A COPY OF ITS 1996 ANNUAL REPORT TO EACH STOCKHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING. INCLUDED IN THE 1996 ANNUAL REPORT ARE THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1996. THE COMPANY'S 1996 ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR SOLICITATION OF PROXIES.

                                     PROXY

                         REGENCY HEALTH SERVICES, INC.
                                2742 DOW AVENUE
                            TUSTIN, CALIFORNIA 92780

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby appoints David A. Grant and Bruce D. Broussard as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy, all the shares of Common Stock of Regency Health Services, Inc. held of record by the undersigned on March 21, 1997, at the Annual Meeting of Stockholders to be held on May 8, 1997, or at any adjournment thereof.

                        PLEASE SIGN ON THE REVERSE SIDE


                                                           -------------------
                                                               SEE REVERSE
                                                                   SIDE
                                                           -------------------

     Please mark your
[X]  votes as in this
     example


                FOR all nominees   WITHHOLD AUTHORITY
                 listed at right         to vote
                (except as marked    for all nominees
             to the contrary below)  listed at right
1. ELECTION OF        [ ]                   [ ]    Nominees: John W. Adams       2.  In their discretion the Proxies are authorized
   DIRECTORS                                                 Richard K. Matros       to vote upon such other business as may
                                                                                     properly come before the meeting.

                                                                                     This proxy, when properly executed will be
                                                                                     voted in the manner directed herein by the
                                                                                     undersigned stockholders.

       INSTRUCTIONS: To withhold authority to vote for any                           If no direction is made, this proxy will be
       individual nominee mark the "FOR all nominees" box                            voted for Proposal 1 and at the discretion of
       above and write in a nominee's name below                                     the Proxies on such other matters that properly
                                                                                     come before the meeting or any adjournments
       ---------------------------------------------------                           thereof.

                                                                                     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                                                                     CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                                     PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.
                                                                                     WHEN SHARES ARE HELD BY JOINT TENANTS
                                                                                     BOTH MUST SIGN.

SIGNATURE__________________________________DATED________________  ________________________________________  _____________________
                                                                         SIGNATURE IF JOINTLY OWNED              PRINT NAME

NOTE: Upon signing as attorney, executor, administrator, trustee or guardian, please give full title. If corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.